------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   Clarkson, Gary D.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   1330 West Auto Drive
--------------------------------------------------------------------------------
                                    (Street)

   Tempe                            Arizona                           85284
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Circuit Research Labs, Inc.  (CRLI)

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   December 31, 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Secretary and Vice President

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                           5.             6.
                                                                  4.                       Amount of      Owner-
                                                                  Securities Acquired (A)  Securities     ship
                                                                  or Disposed of (D)       Beneficially   Form:     7.
                                       2A.                        (Instr. 3, 4 and 5)      Owned at End   Direct    Nature of
                          2.           Deemed        3.           -----------------------  of Issuer's    (D) or    Indirect
1.                        Transaction  Execution     Transaction           (A)             Fiscal Year    Indirect  Beneficial
Title of Security         Date         Date,if any   Code         Amount   or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)   (mm/dd/yy)    (Instr. 8)            (D)             & 4)           (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                    A               813.27 (1)     D
$.10 per share
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                2.                                                                                        Deriv-    of
                Conver-                          5.                             7.                        ative     Deriv-  11.
                sion                             Number of                      Title and Amount          Secur-    ative   Nature
                or              3A.              Derivative   6.                of Underlying     8.      ities     Secur-  of
                Exer-           Deemed           Securities   Date              Securities        Price   Bene-     ity:    In-
                cise   3.       Exec-            Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct  direct
                Price  Trans-   ution    4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or  Bene-
1.              of     action   Date,    Trans-  of (D)       (Month/Day/Year)            Amount  ative   at End    In-     ficial
Title of        Deriv- Date     if any   action  (Instr. 3,   ----------------            or      Secur-  of        direct  Owner-
Derivative      ative  (Month/  (Month/  Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)     ship
Security        Secur- Day/     Day/     (Instr. ------------ Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)      ity    Year)    Year)    8)      (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock  $1.00  1/23/02           A       50,000       1/23/02  1/23/05  Common    50,000          50,000    D
Option (right                                                                   Stock,
to buy)                                                                         $.10 par
                                                                                value
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

(1) Represents shares acquired under the Issuer's Employee Monthly Stock Investment Plan.


  /s/ Gary D. Clarkson                                         2/14/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Gary D. Clarkson

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                                  Page 2 of 2